Exhibit 99.1

               Littlefield Corporation Announces Q1 2007 Results
                 Twelfth Consecutive Quarter of Revenue Growth

     AUSTIN, Texas--(BUSINESS WIRE)--April 25, 2007--Littlefield Corporation (OTCBB:LTFD) today announced earnings for the first quarter of 2007. Results from operations continued improvement and marked the twelfth consecutive quarter of year-over-year revenue growth.

     The Q1 2007 earnings include approximately $124,000 of notable items:
$75,000 related to business development expenses associated with opening a new market, $35,000 for legal expenses and $14,000 of non-cash expenses related to stock-based compensation.

     The Q1 2006 earnings included approximately $25,000 of non-cash expenses related to stock-based compensation offset by $38,000 from insurance proceeds.

     Highlights for the quarter versus the prior year are as follows:


1. Total Q1 2007 revenue rose 20% or $569,883 to $3,489,120.
    Entertainment increased 7% and Hospitality increased by 63%.
2. Entertainment (bingo) gross profit for Q1 2007 grew 16% or $168,964. Entertainment gross profit percent increased to 53.3% versus 49.5% last year. The strongest performance in the quarter came from Texas bingo which increased by over 35% or $200,000.
3. Hospitality segment quarterly gross margin loss improved $105,475 to a gross margin loss of ($141,097) in Q1 2007 versus a loss of ($246,572) in Q1 2006. Word of Mouth's performance was particularly strong with an improvement of almost $120,000. This is particularly significant as the first quarter of every year is seasonally usually unprofitable; and, Word of Mouth delivered a $20,000 gross profit. This is the first gross profit for Word of Mouth in Q1 in the history of the Company.
4. Excluding the notable items described above, operating income in Q1 2007 was $617,398, up 7% from $575,783 in Q1 2006.
5. Including the notable items above and higher interest expenses associated with the financing of 2006 legal settlements net income in Q1 2007 was $358,140 or $0.03 per share versus $549,166 or
    $0.05 per share in Q1 2006.


     Please recall the issuance of a 20% stock dividend in Q2 2006 which has increased the number of shares outstanding.

     The following report is based upon unaudited financial statements reviewed by the Company's Audit Committee of the Board of Directors.


REVENUE
--------------------------

                             Q1 2007     Q1 2006   Variance  % Change
                           ----------- ----------- --------- ---------
LTFD Corporation           $3,489,120  $2,919,237  $569,883        20%
Entertainment               2,334,101   2,172,319   161,782         7%
Hospitality                 1,143,396     700,848   442,548        63%


     Revenue surpassed prior year levels by 20%. Texas bingo, Word of Mouth and Premiere Tent & Events were particularly strong contributors to the increase in revenue.

     The trend of year-over-year revenue increases has been as follows:


   TREND OF REVENUE     Q1    Q2    Q3    Q4    Q1    Q2    Q3    Q4
    INCREASES           2004  2004  2004  2004  2005  2005  2005  2005
---------------------- ----- ----- ----- ----- ----- ----- ----- -----
   LTFD Corp            (6%)  (2%)    1%    9%   11%   10%   20%   17%
   Entertainment        (6%)    1%   15%   11%   10%    5%  (1%)   14%
   Hospitality          (6%)  (8%) (29%)    6%    5%   19%   90%   19%

                                          Q1    Q2    Q3    Q4    Q1
   TREND OF REVENUE INCREASES             2006  2006  2006  2006  2007
---------------------------------------- ----- ----- ----- ----- -----
   LTFD Corp                               17%   21%   11%   23%   20%
   Entertainment                           21%   18%   12%    7%    7%
   Hospitality                             10%   25%    8%   44%   63%


     The pattern of revenue increases which first became evident in Q4 2004 (absent only Entertainment in Q3 2005) continued with another recent quarter of double digit revenue increases.


GROSS PROFIT (LOSS)
---------------------------

                              Q1 2007    Q1 2006   Variance  % Change
                            ----------- ---------- --------- ---------
LTFD Corporation            $1,114,653   $874,615  $240,038        27%
Entertainment                1,244,126  1,075,162   168,964        16%
Hospitality                  ($141,097) ($246,572)  105,475        NM


     Entertainment gross profit percent increased to 53.3% versus 49.5% last year. The increased Entertainment gross profit and the Hospitality gross loss reduction reflect higher revenues coupled with expense management.


CORPORATE OVERHEAD
-----------------------------

                               Q1 2007   Q1 2006   Variance  % Change
                              --------- --------- ---------- ---------
FIRST QUARTER                 $468,656  $274,436  ($194,220)     (71%)


     For the quarter, the increased Corporate Overhead expense, excluding depreciation and the notable items above, was the result of additional staff, increases in compensation, business development associated with opening a new market and other Corporate expenses. Corporate overhead does not include depreciation of $28,600 in Q1 2007 and $24,396 in Q1 2006. This is consistent with past presentation of this information.


NET INCOME and BASIC EPS
-------------------------

                            Q1 2007     Q1 2006    Variance  % Change
                          ----------- ----------- ---------- ---------
LTFD Corporation            $358,140    $549,166  ($191,026)     (35%)
Basic Earnings (Loss) per
 share                        $0.033      $0.052    ($0.019)     (37%)
Basic shares outstanding  10,955,719  10,494,921    460,798         4%


     Disregarding the notable items, the Company's net income for Q1 2007 was $482,451 compared with net income of $536,376 in Q1 2006. Q1 2006 basic shares outstanding have been adjusted to reflect the affect of the Q2 2006 20% stock dividend for comparison purposes.

     Adjusted for the notable items above, basic earnings per share were $0.04 per share in 2007 versus $0.05 last year. Higher interest expenses of $73,000 associated with the financing of our legal settlements in 2006 lowered Q1 2007 EPS by approximately $0.01 per share.

     Jeffrey L. Minch, President and Chief Executive Officer of Littlefield Corporation, offered the following comments:


"Q1 2007 was a very, very good quarter with continuing substantial revenue increases in every business unit except for Alabama bingo. This is a very good performance.


Of particular note is the revenue performance of Word of Mouth which is up 88% or $361,000 in comparison to Q1 2006. Q1 is a seasonally weak time period for hospitality. So this improvement is a huge improvement and the folks at Word of Mouth should be very proud of their performance. This resulted in the first ever Q1 profit for Word of Mouth in its history. Congratulations to Word of Mouth!

Texas bingo revenue was up 18% or over $207,000 and its gross profit was up 37% or $202,000 which is very significant because all but $5,000 of the revenue improvement made it down to the bottom line. This shows the huge leverage possibility of Texas bingo and bingo in general. Once established, almost all the improvement shows up on the bottom line! This is why we are redoubling our efforts to grow Texas bingo.

We are feeling for the first time the interest expense impact of the legal settlements we have made in the last few quarters as interest expense is up substantially to reflect these costs. This is a structural change and will continue for some time period.

We also spent $75,000 trying to open Arkansas as a market for charitable bingo on the heels of the recent constitutional authority to conduct bingo; but, unfortunately we were not successful. This is an expense that was worthwhile to incur but the result is disappointing.

Premiere Tents & Events increased its revenue by 42% or almost
$160,000 but increased its Q1 2007 operating loss by $13,000 or 9%. This development will require some very serious investigation.

As we have previously discussed, we will be opening another bingo hall in San Angelo and an Amusement With Prize amusement center in Q2-2007.

Thanks to everyone who has contributed to our continued growth and I look forward to answering your questions during the Conference
Call on Friday. Please e-mail me your questions."


     Earnings will be discussed in a conference call on Friday, April 27, 2007 at 11:00 AM CDT. Interested parties may participate by calling 877-407-9205 and requesting the Littlefield Corporation First Quarter 2007 Earnings Conference Call.

     Investors are always cautioned to be careful in drawing conclusions from a single press release, the Company's performance in a single quarter or the individual opinions of any member of the Company's management in making their individual investment decisions.

     Littlefield Corporation is a Delaware Corporation headquartered in Austin, Texas whose corporate subsidiaries are involved as licensed commercial lessor and promoter (in South Carolina only) with thirty (30) charitable bingo halls in Texas, South Carolina and Alabama. Over 100 charities conduct bingo in these charitable bingo halls and in 2006 earned $4,300,000 to fund their noble causes. These charitable bingo halls had over 3,000,000 customers play bingo in 2006. In addition, the Company owns Word of Mouth (custom catering company) and Premiere Tents & Events (party rental company). The Company has recently announced its intentions to enter the Amusement With Prize business in Texas and expects to open its first such amusement center in Q2-2007 adjacent to one of its charitable bingo halls.

     In accordance with the safe harbor provisions of the Private Securities Reform Act of 1995: except for historical information contained herein, certain matters set forth in this press release are forward looking statements that are subject to substantial risks and uncertainties, including government regulation, taxation, competition, market risks, customer attendance, spending, general economic conditions and other risks detailed in the Company's Securities and Exchange Commission filings and reports.


     CONTACT: Littlefield Corporation
              Investor Relations
              Cecil Whitmore, 512-476-5141
              Fax: 512-476-5680
              cwhitmore@littlefield.com